Exhibit 99.1

Pope Resources Announces $6.8 Million Sale To Richmond-American Homes

POULSBO, Wash., March 18, 2014 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced a $6.8 million sale to Richmond-American Homes of 63 single-family lots located in the northern portion of the Partnership's Harbor Hill project in Gig Harbor, Washington. Harbor Hill is a mixed-use planned community consisting of residential, business park, and commercial properties.

"This is the second bulk sale of fully developed single-family lots we have closed on thus far this quarter," said David L. Nunes, President and CEO. "We look forward to additional residential lot sales from our Harbor Hill project over the coming months and years as the project matures and enjoys increased interest from merchant builders."

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156